Exhibit 99.1

For Additional Information:

Bryan Giglia

Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR FIRST QUARTER 2009

Maintains $173.9 Million in Cash, Including Restricted Cash

Delivers Strong Margin Performance

Reaches Agreement in Principle on Terms of Credit Facility Amendment

Amends Exchangeable Senior Notes Tender Offer and Consent Solicitation

SAN CLEMENTE, CA – May 7, 2009 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the first quarter ended March 31, 2009.

First Quarter 2009 Operational Statistics:

•	Total revenue was $188.6 million.

•	Total portfolio RevPAR was $96.18.

•	Income available to common stockholders was $0.9 million.

•	Income available to common stockholders per diluted share was $0.02.

•	Adjusted EBITDA was $38.9 million.

•	Adjusted FFO available to common stockholders was $8.7 million.

•	Adjusted FFO available to common stockholders per diluted share was $0.15.

•	Total hotel operating profit margin was 22.8%.

Art Buser, President and Chief Executive Officer, stated, “Despite one of the most challenging economic environments in recent history, we are pleased with our ability to control costs and deliver solid margins. As a result of our cost cutting initiatives, our hotel operating margins declined just 300 basis points for the quarter. Our team continues to work with our managers to streamline our hotels’ operations and maximize cash flow and ensure an efficient and effective organization. We remain focused on balance sheet improvements and enhancing our liquidity position.”

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008	% Change
Total Revenue	$188.6	$222.7	(15.3)%
Total RevPAR (1)	$96.18	$114.49	(16.0)%
Income available (loss attributable) to common stockholders	$0.9	$(5.3)	117.0%
Income available (loss attributable) to common stockholders per diluted share	$0.02	$(0.09)	122.2%
EBITDA	$63.5	$61.4	3.4%
Adjusted EBITDA	$38.9	$61.4	(36.6)%
FFO available to common stockholders	$33.0	$29.3	12.6%
Adjusted FFO available to common stockholders	$8.7	$29.3	(70.3)%
FFO available to common stockholders per diluted share (2)	$0.58	$0.47	23.4%
Adjusted FFO available to common stockholders per diluted share (2)	$0.15	$0.47	(68.1)%
Total Hotel Operating Profit Margin (1)	22.8%	25.8%	(300	) bps

(1)	Includes the 43 hotels we owned as of March 31, 2009.

(2)	Reflects Series C convertible preferred stock on an “as-converted” basis.

Contemporaneously with this press release, the Company has filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 with the Securities and Exchange Commission.

Disclosure regarding the non-GAAP financial measures in this release is included on page 5. Disclosure regarding the Hotel Operating Profit Margin is included on page 6 of this release. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 9 and 10 of this release.

Investments and Financings

Exchangeable Senior Notes. During the first quarter of 2009, the Company repurchased $64.0 million in aggregate principal amount of Sunstone Hotel Partnership, LLC’s (the “Operating Partnership”) 4.60% exchangeable senior notes (the “Senior Notes”) for $30.8 million, including $0.4 million in interest, using its available cash on hand. After the repurchase, such Senior Notes were cancelled. The Company wrote off $1.4 million in deferred financing fees and $4.2 million of the Senior Note discount, and recognized a net gain of $28.0 million on this early extinguishment of debt.

On April 16, 2009, the Company announced that its Operating Partnership had initiated a cash tender offer to purchase any and all outstanding Senior Notes at a price of $600 per Senior Note (the “Notes Tender Offer”). The Company also announced that the Operating Partnership had initiated a solicitation of consents from the holders of the Senior Notes with respect to an amendment of the indenture under which the Senior Notes were issued. The tender offer and consent solicitation were originally set to expire at 12:00 midnight, New York City time, on May 14, 2009.

On May 6, 2009, the Company amended its Notes Tender Offer by increasing the cash tender price from $600 to $700 per $1,000 principal amount of the Senior Notes, and increased the cash consideration payable to holders providing their consent to a proposed amendment to the Senior Notes’ indenture from $5 to $15 per $1,000 principal amount of the Senior Notes. The Company also modified the terms of the proposed amendment to the Senior Notes’ indenture, and extended the term of the offer. The Notes Tender Offer will now expire, unless extended, at 12:00 midnight, New York City time, on May 19, 2009.

The Company intends to fund the actual amount needed to repurchase the Senior Notes validly tendered (and the related consents) with one or more of the following: cash on hand, proceeds from one or more borrowings under our credit facility, proceeds from one or more new secured financings of our unencumbered assets, proceeds from asset sales and/or one or more capital market transactions, which may include senior debt, preferred equity or common equity.

Credit Facility Amendment. The Company announced today that it has reached an agreement in principle with its two lead credit facility banks to amend its $200 million senior unsecured revolving credit facility. Under the terms of the agreement, the credit facility will be converted to an $85 million senior secured facility secured by mortgages on five of the Company’s currently unencumbered hotels. The amount available under the amended credit facility at any given time will be dependent on the value of the borrowing base of assets included as collateral. The terms of the amendment provide adequate credit facility availability, reducing the minimum fixed charge coverage ratio from 1.50:1.00 to 1.00:1.00 with flexibility to drop to 0.90:1.00 for up to four quarters. The initial interest rate of the amended facility is expected to be approximately 375 basis points over LIBOR, which is an increase from the current rate of 90 to 150 basis points over LIBOR, depending on the type of the advance and certain financial ratios. The term of the credit facility will not be extended and will expire on July 11, 2011, unless the Company complies with certain requirements to extend the term for an additional year. While the Company currently expects to close on the amended facility in the second quarter, no assurances can be made that the amendment will close on the terms described herein, or at all.

Ken Cruse, Chief Financial Officer, stated, “We believe this proposed amendment will provide adequate credit facility availability for the remainder of its term, which will afford Sunstone additional liquidity and financial flexibility.”

Balance Sheet/Liquidity Update

As of March 31, 2009, the Company had approximately $173.9 million of cash and cash equivalents, including restricted cash. As of March 31, 2009, the Company had no outstanding indebtedness under its $200 million credit facility, and had $3.5 million in outstanding irrevocable letters of credit backed by the credit facility. The Company continues to maintain a higher than historical cash balance in light of the current economic downturn. On April 22, 2009, the Company drew down $60 million on its credit facility in connection with its ongoing Senior Notes tender offer. The Company is subject to compliance with various covenants under both the credit facility and the Series C preferred stock. If the Company fails to meet certain of the credit facility’s covenants, it will be in default of the credit facility, which may result in a reduction in, or the elimination of, funds available under the credit facility. If the Company fails to meet certain financial covenants with respect to its Series C preferred stock, among other things, the Company would be restricted from paying dividends on its common stock. Unless operations improve from current levels and/or the credit facility is amended as described above, the Company believes it may fail to meet certain covenants under the current credit facility. Additionally, unless operations improve from current levels, the Company believes it may fail to meet certain financial covenants related to its Series C preferred stock, which may result in a 50 basis point per quarter dividend increase to the Series C stockholders and trigger certain rights to additional board seats appointed by Series C stockholders.

On March 31, 2009, total assets were $2.7 billion, including $2.4 billion of net investments in hotel properties, total debt was $1.6 billion and stockholders’ equity was $0.9 billion.

Corporate Overhead Expenses

During the second quarter the Company made certain changes to its corporate organizational structure, and as a result the Company’s corporate workforce was reduced by approximately 40%. As a result of the changes, the Company expects to incur one-time charges of approximately $1 million in its second quarter. The changes are expected to result in approximately $2 million to $3 million of annual reductions to corporate overhead expense.

Hotel Renovations

During the first quarter of 2009, the Company invested $13.8 million in capital projects, including a guestrooms renovation at its Renaissance Baltimore.

Outlook

Considering the continuing economic uncertainty, the Company has reaffirmed its decision not to provide 2009 outlook at this time. The Company currently intends to continue to provide periodic operations updates between its quarterly earnings calls during 2009.

Dividend Update

On May 7, 2009, the Company’s board of directors declared a cash dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a cash dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on July 15, 2009 to stockholders of record on June 30, 2009. No dividend was declared on the Company’s common stock.

The Company intends to make dividends on its common stock in amounts equivalent to 100% of its annual taxable income. The level of any future dividends will be determined by the Company’s board of directors after considering taxable income projections, expected capital requirements, and risks affecting the Company’s business. In light of the Company’s intent to distribute 100% of its annual taxable income, future dividends may be reduced from past levels, or eliminated entirely. Dividends may be made in the form of cash or a combination of cash and stock consistent with Internal Revenue Code regulations.

Earnings Call

The Company will host a conference call to discuss first quarter results on May 7, 2009, at 4:30 p.m. EDT. A live web cast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, investors may dial 1-877-941-1848 (for domestic callers) or 480-629-9692 (for international callers) with passcode #4064571. A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 44 hotels comprised of 15,029 rooms primarily in the upper-upscale segment operated under nationally recognized brands, such as Marriott, Hyatt, Fairmont, Hilton, and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; our ability to successfully complete negotiations for an amendment to our credit facility; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 7, 2009, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; (2) Adjusted EBITDA (as defined below); (3) Funds From Operations, or FFO; (4) Adjusted FFO (as defined below); and (5) hotel operating income and hotel operating profit margin for the purpose of our operating margins.

EBITDA represents income available to common stockholders excluding: (1) preferred stock dividends; (2) amortization of deferred stock compensation; (3) interest expense (including prepayment penalties, if any); (4) provision for income taxes, including income taxes applicable to sale of assets; and (5) depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: (1) the impact of any gain or loss from asset sales; (2) impairment charges; and (3) other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of income available to common stockholders to EBITDA and Adjusted EBITDA is set forth on page 9. A reconciliation and the components of hotel operating income and hotel operating profit margin are set forth on page 10. We believe hotel operating income and hotel operating profit margin are also useful to investors in evaluating our property-level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO, which excludes prepayment penalties, written-off deferred financing costs, impairment losses and other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of income available to common stockholders to FFO and Adjusted FFO is set forth on page 9.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Hotel Operating Margin Information

The revenue and expense items associated with the Company’s two commercial laundry facilities, any guaranty payments, and other miscellaneous non-hotel items have been shown below the hotel operating income line in presenting hotel operating margins. Management believes the calculation of hotel operating income results in a more accurate presentation of hotel operating margins of the Company’s portfolio of hotels. See page 10 for a reconciliation of hotel operating income to the comparable GAAP measure.

***Tables to Follow***

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$136,158	$179,042
Restricted cash	37,771	41,176
Accounts receivable, net	36,944	35,428
Due from affiliates	116	109
Inventories	3,026	3,183
Prepaid expenses	8,824	7,431

Total current assets	222,839	266,369
Investment in hotel properties, net	2,437,038	2,452,811
Other real estate, net	14,300	14,640
Investments in unconsolidated joint ventures	27,260	28,770
Deferred financing costs, net	9,572	11,379
Goodwill	9,804	13,404
Other assets, net	15,471	18,238

Total assets	$2,736,284	$2,805,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$18,474	$18,396
Accrued payroll and employee benefits	7,947	8,878
Due to Interstate SHP	16,311	16,088
Dividends payable	5,137	12,499
Other current liabilities	30,241	32,439
Current portion of notes payable	13,703	13,002

Total current liabilities	91,813	101,302
Notes payable, less current portion	1,620,507	1,683,256
Other liabilities	6,888	6,545

Total liabilities	1,719,208	1,791,103
Commitments and contingencies	—	—
Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at March 31, 2009 and December 31, 2008, liquidation preference of $24.375 per share	99,746	99,696
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized. 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at March 31, 2009 and December 31, 2008, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 53,044,251 shares issued and outstanding at March 31, 2009 and 47,864,654 shares issued and outstanding at December 31, 2008	530	479
Additional paid in capital	859,424	829,274
Retained earnings	267,169	260,659
Cumulative dividends	(382,115)	(347,922)
Accumulated other comprehensive loss	(3,928)	(3,928)

Total stockholders’ equity	917,330	914,812

Total liabilities and stockholders’ equity	$2,736,284	$2,805,611

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues
Room	$122,631	$146,886
Food and beverage	51,602	59,752
Other operating	14,383	16,062

Total revenues	188,616	222,700

Operating expenses
Room	29,050	33,346
Food and beverage	37,171	44,595
Other operating	8,273	9,070
Advertising and promotion	12,331	12,904
Repairs and maintenance	8,519	9,013
Utilities	8,610	8,813
Franchise costs	6,957	7,855
Property tax, ground lease and insurance	12,116	13,605
Property general and administrative	22,872	26,524
Corporate overhead	5,769	6,722
Depreciation and amortization	29,214	29,365
Goodwill and other impairment losses	3,716	—

Total operating expenses	184,598	201,812

Operating income	4,018	20,888
Equity in net losses of unconsolidated joint ventures	(1,517)	(1,466)
Interest and other income	622	578
Interest expense	(24,633)	(25,344)
Gain on extinguishment of debt	28,020	—

Income (loss) from continuing operations	6,510	(5,344)
Income from discontinued operations	—	5,537

Net income	6,510	193
Dividends paid on unvested restricted stock compensation	(447)	(239)
Preferred stock dividends and accretion	(5,187)	(5,232)

Income available (loss attributable) to common stockholders	$876	$(5,278)

Basic per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.02	$(0.18)
Income from discontinued operations	—	0.09

Basic income available (loss attributable) to common stockholders per common share	$0.02	$(0.09)

Diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.02	$(0.18)
Income from discontinued operations	—	0.09

Diluted income available (loss attributable) to common stockholders per common share	$0.02	$(0.09)

Weighted average common shares outstanding:
Basic	52,205	58,717

Diluted	52,205	58,717

Dividends declared per common share	$—	$0.35

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available (Loss Attributable) to Common Stockholders to Non-GAAP Financial Measures

(Unaudited and in thousands except per share amounts)

Reconciliation of Income Available (Loss Attributable) to Common Stockholders to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2009	2008
Income available (loss attributable) to common stockholders	$876	$(5,278)
Dividends paid on unvested restricted stock compensation	447	239
Series A and C preferred stock dividends	5,187	5,232
Amortization of deferred stock compensation	1,128	1,049
Continuing operations:
Depreciation and amortization	29,214	29,365
Interest expense	23,532	24,063
Amortization of deferred financing fees	417	419
Non-cash interest related to discount on Senior Notes	684	862
Unconsolidated joint ventures:
Depreciation and amortization	1,272	1,274
Interest expense	685	1,521
Amortization of deferred financing fees	46	398
Amortization of deferred stock compensation	5	—
Discontinued operations:
Depreciation and amortization	—	2,210

EBITDA	63,493	61,354

Gain on sale of assets	(319)	—
Gain on extinguishment of debt	(28,020)	—
Impairment loss - continuing operations	3,716	—

	(24,623)	—

Adjusted EBITDA	$38,870	$61,354

Reconciliation of Income Available (Loss Attributable) to Common Stockholders to FFO and Adjusted FFO

Income available (loss attributable) to common stockholders	$876	$(5,278)
Dividends paid on unvested restricted stock compensation	447	239
Series C preferred stock dividends	1,662	1,707
Real estate depreciation and amortization - continuing operations	29,051	29,192
Real estate depreciation and amortization - unconsolidated joint ventures	1,254	1,274
Real estate depreciation and amortization - discontinued operations	—	2,210
Gain on sale of assets	(319)	—

FFO available to common stockholders	32,971	29,344

Continuing operations:
Gain on extinguishment of debt	(28,020)	—
Impairment loss - continuing operations	3,716	—

	(24,304)	—

Adjusted FFO available to common stockholders	$8,667	$29,344

FFO available to common stockholders per diluted share	$0.58	$0.47

Adjusted FFO available to common stockholders per diluted share	$0.15	$0.47

Diluted weighted average shares outstanding (1)	56,703	62,897

2008 restated due to stock dividend (2):
FFO available to common stockholders per diluted share		$0.43

Adjusted FFO available to common stockholders per diluted share		$0.43

Diluted weighted average shares outstanding		67,565

(1)	Diluted weighted average shares outstanding includes the Series C convertible preferred stock on an “as-converted” basis. On a non-converted basis, FFO available to common stockholders per diluted share is $0.60 and $0.47, respectively, for the three months ended March 31, 2009 and 2008, and Adjusted FFO available to common stockholders per diluted share is $0.13 and $0.47, respectively, for the three months ended March 31, 2009 and 2008.

(2)	Diluted weighted average shares outstanding includes the Series C convertible preferred stock on an “as-converted” basis, and FFO and Adjusted FFO available to common stockholders per diluted share for the three months ended March 31, 2008 have been retroactively adjusted for the effect of common stock shares issued pursuant to the stock dividend paid in January 2009.

Sunstone Hotel Investors, Inc.

Hotel Operating Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended March 31,
	2009 (1)	2008 (1)
Number of Hotels	43	43
Number of Rooms	14,569	14,569

Hotel operating profit margin (2)	22.8%	25.8%

Hotel Revenues
Room revenue	$122,631	$146,886
Food and beverage revenue	51,602	59,752
Other operating revenue	10,413	12,120

Total Hotel Revenues	184,646	218,758
Hotel Expenses
Room expense	29,263	33,578
Food and beverage expense	37,181	44,607
Other hotel expense	53,632	58,001
General and administrative expense	22,430	26,096

Total Hotel Expenses	142,506	162,282
Hotel Operating Income	42,140	56,476
Non-hotel operating income	577	499
Corporate overhead	(5,769)	(6,722)
Depreciation and amortization	(29,214)	(29,365)
Goodwill and other impairment losses	(3,716)	—

Operating Income	4,018	20,888
Equity in net losses of unconsolidated joint ventures	(1,517)	(1,466)
Interest and other income	622	578
Interest expense	(24,633)	(25,344)
Gain on extinguishment of debt	28,020	—
Income from discontinued operations	—	5,537

Net Income	$6,510	$193

(1)	Includes the 43 hotels we owned as of the end of the period.

(2)	Hotel operating profit margin is calculated as hotel operating income divided by total hotel revenues.

Sunstone Hotel Investors, Inc.

Total Portfolio Operating Statistics by Region

(Unaudited)

									Percent Change in Comparable RevPAR
			Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California	17	4,803	68.4%	$132.39	$90.55	78.2%	$148.72	$116.30	-22.1%
Other West (1)	7	2,123	71.4%	124.76	89.08	76.7%	127.52	97.81	-8.9%
Midwest (2)	7	2,177	56.6%	124.13	70.26	62.8%	136.73	85.87	-18.2%
Middle Atlantic (3)	9	4,096	64.0%	190.59	121.98	66.1%	202.13	133.61	-8.7%
South (4)	3	1,370	65.7%	143.79	94.47	77.6%	162.45	126.06	-25.1%

Total Portfolio	43	14,569	65.6%	$146.62	$96.18	72.3%	$158.36	$114.49	-16.0%

(1)	Includes Oregon, Texas and Utah.

(2)	Includes Illinois, Michigan and Minnesota.

(3)	Includes Maryland, Massachusetts, New York, Pennsylvania, Virginia and District of Columbia.

(4)	Includes Florida and Georgia.

Sunstone Hotel Investors, Inc.

Total Portfolio Operating Statistics by Brand

(Unaudited)

									Percent Change in Comparable RevPAR
			Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott	26	9,083	66.1%	$153.66	$101.57	72.2%	$159.79	$115.37	-12.0%
Hilton	7	2,435	67.7%	153.47	103.90	74.7%	181.47	135.56	-23.4%
InterContinental	2	345	69.4%	110.07	76.39	66.7%	123.48	82.36	-7.2%
Hyatt	2	605	63.3%	117.81	74.57	79.9%	138.67	110.80	-32.7%
Other Brand Affiliations (1)	3	905	64.2%	147.84	94.91	75.7%	172.82	130.82	-27.4%
Independent	3	1,196	59.1%	100.48	59.38	63.0%	101.02	63.64	-6.7%

Total Portfolio	43	14,569	65.6%	$146.62	$96.18	72.3%	$158.36	$114.49	-16.0%

(1)	Includes a Fairmont, a Sheraton, and a W Hotel.

Sunstone Hotel Investors, Inc.

Debt Summary

(Unaudited - dollars in thousands)

Debt	Collateral	Interest Rate / Spread	Maturity Date	March 31, 2009 Balance	Recent Events (1)	May 7, 2009 Balance
Fixed Rate Debt
Secured Mortgage Debt	Hilton Times Square	5.92%	12/1/2010	$81,000		$81,000
Secured Mortgage Debt (2)	11 Hotels	5.95%	5/1/2011	248,164		248,164
Secured Mortgage Debt	Renaissance Long Beach	4.98%	7/1/2012	34,536		34,536
Secured Mortgage Debt	Renaissance Westchester	4.98%	7/1/2012	29,602		29,602
Secured Mortgage Debt	Rochester laundry facility	9.88%	6/1/2013	3,920		3,920
Secured Mortgage Debt	Doubletree Minneapolis	5.34%	5/1/2015	18,321		18,321
Secured Mortgage Debt	Hilton Del Mar	5.34%	5/1/2015	26,569		26,569
Secured Mortgage Debt	Marriott Houston	5.34%	5/1/2015	24,389		24,389
Secured Mortgage Debt	Marriott Ontario	5.34%	5/1/2015	25,817		25,817
Secured Mortgage Debt	Marriott Park City	5.34%	5/1/2015	15,899		15,899
Secured Mortgage Debt	Marriott Philadelphia	5.34%	5/1/2015	28,807		28,807
Secured Mortgage Debt	Marriott Troy	5.34%	5/1/2015	37,297		37,297
Secured Mortgage Debt	Marriott Tysons Corner	5.34%	5/1/2015	47,591		47,591
Secured Mortgage Debt	The Kahler Grand	5.34%	5/1/2015	29,338		29,338
Secured Mortgage Debt	Valley River Inn	5.34%	5/1/2015	12,243		12,243
Secured Mortgage Debt	Renaissance Harborplace	5.13%	1/1/2016	106,373		106,373
Secured Mortgage Debt	Marriott Del Mar	5.69%	1/11/2016	48,000		48,000
Secured Mortgage Debt	Hilton Houston	5.66%	3/11/2016	34,000		34,000
Secured Mortgage Debt	Renaissance Orlando Resort at Sea World	5.52%	7/1/2016	86,930		86,930
Secured Mortgage Debt	Embassy Suites Chicago	5.58%	3/1/2017	75,000		75,000
Secured Mortgage Debt	Marriott Boston Long Wharf	5.58%	4/11/2017	176,000		176,000
Secured Mortgage Debt	W Hotel San Diego	6.14%	1/1/2018	65,000		65,000
Secured Mortgage Debt	Embassy Suites La Jolla	6.60%	6/1/2019	70,000		70,000
Secured Mortgage Debt	Renaissance Washington D.C.	5.95%	5/1/2021	135,000		135,000
Exchangeable Senior Notes	Guaranty	4.60%	7/15/2027	186,012	—	186,012

Total Fixed Rate Debt				1,645,808		1,645,808
Credit Facility	Unsecured	L + 0.90% - 1.50%	7/17/2011	—	$60,000	60,000

TOTAL DEBT				$1,645,808	$60,000	$1,705,808

Preferred Stock
Series A cumulative redeemable preferred		8.00%	perpetual	$176,250	—	$176,250

Series C cumulative convertible redeemable preferred		6.29%	perpetual	$100,000	—	$100,000

Debt Statistics
% Fixed Rate Debt				100.0%		96.5%
% Floating Rate Debt				0.0%		3.5%
Average Interest Rate				5.56%		5.56%
Weighted Average Maturity of Debt (includes amounts outstanding on the Credit Facility) (3)				7.7 years		7.5 years

(1)	Reflects net additional draws and repayments on our credit facility.

(2)	Cross-collateralized loan with life insurance company (Courtyard LAX, Courtyard San Diego, Hilton Huntington, Holiday Inn San Diego, Holiday Inn Express San Diego, Marriott Provo, Marriott Rochester, Marriott Salt Lake, Residence Inn Manhattan Beach, Renaissance Atlanta, Rochester Inn & Suites).

(3)	Assumes the exchangeable senior notes remain outstanding to maturity. If the exchangeable senior notes were redeemed upon the first call date, the weighted average maturity would be approximately 6 years.